Exhibit 99.1

American Financial Group Announces Record

Third Quarter and Nine Month Core Net Operating Earnings

Cincinnati, Ohio - November 6, 2006 - American Financial Group, Inc. (NYSE/NASDAQ: AFG) today reported net earnings of $93.5 million ($1.16 per share) for the 2006 third quarter and $317.9 million ($3.96 per share) for the first nine months of 2006. These results include significantly higher earnings from the company's insurance operations compared to the same 2005 periods. AFG reported a net loss of $26.4 million ($.34 per share) in the 2005 third quarter, which included a charge of $121.6 million ($1.55 per share) resulting from reserve strengthening for asbestos and environmental exposures ("A&E") within AFG's run-off operations. Net earnings for the nine-month period of 2005 were $118.1 million ($1.51 per share).

Record core net operating earnings of $96.0 million ($1.19 per share) for the 2006 third quarter were up 42% from the 2005 period, resulting primarily from improved underwriting profit within the specialty property and casualty insurance ("P&C") operations and higher investment income. Record core net operating earnings for the first nine months of 2006 were $275.9 million ($3.44 per share) compared to $206.8 million ($2.64 per share) for the 2005 period.

AFG's net earnings include certain items that may not be indicative of its ongoing core operations. The following table identifies such items and reconciles net earnings to core net operating earnings, a non-GAAP financial measure that AFG believes is a useful tool for investors and analysts in analyzing ongoing operating trends.
In millions, except per share amounts	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005

Net earnings (loss) (see components below)	$ 93.5	$ (26.4)	$ 317.9	$ 118.1

Components of net earnings:
Core net operating earnings (a)	$ 96.0	$ 66.3	$ 275.9	$ 206.8

Gains on major real estate sales(b)	-	20.1	25.8	20.1
Realized investment gains (losses)	(1.3)	6.6	13.7(c)	14.7
Tax resolution benefit	-	-	8.7	-
A&E charges	-	(121.6)	-	(121.6)
Other(d)	(1.2)	2.2	(6.2)	(1.9)

Net earnings (loss)	$ 93.5	$ (26.4)	$ 317.9	$ 118.1

Diluted EPS (see components below)	$ 1.16	$ (.34)	$ 3.96	$ 1.51

Components of EPS:
Core net operating earnings (a)	$ 1.19	$ .84	$ 3.44	$ 2.64

Gains on major real estate sales (b)	-	.26	.32	.26
Realized investment gains (losses)	(.02)	.08	.16(c)	.18
Tax resolution benefit	-	-	.11	-
A&E charges	-	(1.55)	-	(1.55)
Other(d)	(.01)	.03	(.07)	(.02)

Diluted EPS	$ 1.16	$ (.34)	$ 3.96	$ 1.51

Footnotes a-d are contained in the accompanying Notes To Financial Schedules at the end of this release.

Page Two

Craig Lindner and Carl Lindner III, AFG's Co-Chief Executive Officers, jointly stated, "We achieved outstanding results for the quarter in our core insurance operations and continued our strong earnings momentum. In August, we completed the acquisition of the Ceres Group, which we believe is a very good strategic fit for our supplemental health businesses, and positions us as a leading producer of Medicare supplement products. We expect to complete the previously announced sale of certain of our New York assets this month and estimate an after-tax gain of about $29 million in the 2006 fourth quarter. This sale will enable us to monetize some of our unrecognized gains in real estate assets and will provide additional capital to grow our core insurance operations. We've made excellent progress toward meeting the company's objectives for this year and expect that our 2006 core earnings per share will be $4.65 to $4.75, which is at or above the upper end of our previous guidance. We have been pleased throughout 2006 as operating results have repeatedly been stronger than our expectations. Looking forward, we expect our core earnings in 2007 to be between $4.85 and $5.15 per share. These expected results exclude the potential for extraordinary catastrophe and crop losses, adjustments to asbestos and environmental reserves, and large real estate gains."

Business Segment Results

The P&C specialty insurance operations generated an underwriting profit of $82.2 million in the 2006 third quarter, $39.1 million higher than the same quarter a year earlier. The combined ratio was 88.7%, 4.6 points better than in the 2005 third quarter, which included approximately $40.6 million (6.2 points) of catastrophe losses principally from hurricanes Katrina and Rita. Net written premiums for the 2006 third quarter were 11% higher than the same quarter a year earlier. Excellent premium growth in the Property and Transportation and Specialty Casualty groups more than offset a decline in the California workers' compensation premiums. Overall average rates in the 2006 third quarter were down about 2% compared with the same prior year period. Excluding the effect of the California workers' compensation rate decline, average rates were up 1%.

Underwriting profit of the P&C specialty insurance operations for the first nine months of 2006 was $229.0 million, 56% above the 2005 period, reflecting our premium growth, rate adequacy in most of our businesses, lower catastrophe losses, and the positive impact of favorable reserve development within the Specialty Casualty, Property and Transportation and California Workers' Compensation groups. These 2006 results include $22.6 million (1.2 points) of catastrophe losses compared to $48.4 million (2.7 points) in the same 2005 period. Net written premiums were 9% above the 2005 period. Further details of the P&C Specialty operations may be found in the accompanying schedules.

The Property and Transportation businesses reported a combined ratio of 87.4% for the 2006 third quarter compared to 98.1% in the 2005 third quarter, which included 10.8 points of hurricane losses. The 2006 third quarter underwriting results benefited from solid underwriting profit recorded within the crop insurance division and the absence of any significant catastrophe losses during this period. This group's combined ratio of 84.7% for the first nine months of 2006 improved 4.0 points compared to the 2005 period. The 2006 year-to-date underwriting results include 2.6 points of catastrophe losses compared to 5.9 points in the same prior year period. Nearly all of the lines of business in this group continue to report excellent profitability with continuing favorable prior year reserve development. The 2006 nine-month period results include 4.3 points of favorable reserve development compared to 2.1 points for the same 2005 period. Net written premiums for the 2006 three and nine month periods were 14% higher than each of the respective 2005 periods. This premium growth was driven by new business volume in the inland marine operations and additional crop premiums resulting from the 2005 acquisition of Farmers Crop Insurance Alliance. The growth in net written premiums was less than the gross written premium growth due to the effect of crop reinsurance programs.

Page Three

The California Workers' Compensation business continued to report excellent profitability in the 2006 third quarter with a combined ratio of 63.6%, an improvement of 3.1 points compared to the same period a year earlier. This business experienced $16 million of favorable prior year reserve development in the quarter, compared to $9 million in the 2005 third quarter. Through the first nine months of 2006, the combined ratio of 75.7% is about the same as in the 2005 period. The underwriting results reflect the effects of the California workers' compensation reforms that have resulted in lower workers' compensation costs for employers and lower premium levels. However, due to the long-tail nature of this business, our reserves are somewhat conservative until a higher percentage of claims are paid and the ultimate impact of reforms can be determined. Net written premiums for the third quarter and first nine months of 2006 were 22% and 17% below the 2005 periods, reflecting the effect of significantly lower rates, partly offset by new volume growth.

The Specialty Casualty group reported an underwriting profit of $44.0 million for the 2006 third quarter, 126% higher than in the 2005 third quarter, reflecting improvement across all businesses in the group. Its combined ratio of 78.7% improved 10.7 points compared to the 2005 period. The group's 2006 results included about 4.8 points of favorable reserve development, principally from the excess and surplus lines, whereas the prior year period included 1.4 points of unfavorable reserve development. Through the first nine months of this year, this group's combined ratio has improved 8.6 points compared with the same prior year period. Net written premiums for the 2006 third quarter and nine-month period were 24% and 14% higher than the respective 2005 periods. This increase is due primarily to volume growth and higher premium retention within several of the group's businesses as well as changes to reinsurance agreements within the specialized program business line which resulted in the recognition, during the 2006 third quarter, of $26 million of premium previously ceded to reinsurers .

The Specialty Financial group experienced disappointing results in the 2006 third quarter with a combined ratio of 121.8% resulting from losses within the automobile residual value business ("RVI") which is in run-off. These losses were primarily attributable to lower than expected proceeds from the sale (at auction) of certain luxury cars and sport utility vehicles. Excluding the effect of the RVI business, this group's combined ratio was 88% as the group's other operations generated underwriting profits. The group's combined ratio of 107.5% for the first nine months of 2006 was slightly better than the comparable period in 2005. Net written premiums for the three and nine month periods of 2006 increased 7% and 6%, respectively, above the 2005 periods. The premium growth is coming principally from the surety and financial institutions businesses.

Carl Lindner III stated, "Our overall specialty operations have demonstrated solid underwriting profitability with consistently improving results year over year since 2001, even with unprecedented hurricanes in 2004 and 2005. Through the first nine months of 2006, we've again achieved record underwriting results. We are pleased with the continuing excellent results of most of our businesses, the sustained rate adequacy, and the gross and net written premium growth. These were dampened somewhat by disappointing RVI results as we go through the runoff period. We expected our net premium growth rate to be high single to low double-digit for the last six months of the year, and we accomplished 11% growth in the third quarter, as well as a 13% growth rate in gross written premiums. We've continued to focus on the fundamentals of strong underwriting and pricing discipline as well as astute risk management to produce these exceptional results. With higher earned premium levels going into 2007, I'm optimistic our core specialty operations can continue to generate strong underwriting profits."

Page Four

The Annuity and Supplemental Insurance Group, managed by Great American Financial Resources, Inc. ("GAFRI"), reported, in their separate earnings release today, core net operating earnings of $21.7 million for the 2006 third quarter compared to $16.7 million for the 2005 third quarter. The increase reflects improved results in each of the group's continuing lines of business (including the results of recent acquisitions) and earnings on the proceeds received in connection with the sale of GAFRI's Puerto Rican subsidiary ("GA-PR"). GAFRI's 2005 third quarter core operating results exclude $3.3 million in net operating earnings of GA-PR, which is accounted for as discontinued by GAFRI.

GAFRI's reported core net operating earnings for the first nine months of 2006 were $58.7 million compared to $47.3 million for the same 2005 period, which exclude $10.1 million of GA-PR net operating earnings. This increase reflects improvements in the fixed annuity and runoff life operations, as well as earnings on the proceeds received in connection with the sale of GA-PR. These items more than offset a decrease in earnings in GAFRI's supplemental insurance operations that occurred in the first half of 2006. AFG's core net operating earnings include its share of GA-PR's results through the date of sale (January 2006).

Statutory premiums of approximately $495 million in the third quarter of 2006 were nearly double the premiums in the third quarter of 2005. This increase primarily reflects substantially higher fixed indexed-annuity premiums. GAFRI reentered this market in the second quarter of 2005. Premiums in the first nine months of 2006 were 37% higher than the first nine months of 2005. Premiums in the 2005 period included approximately $100 million of traditional fixed annuity premiums received in January 2005 from policyholders of an unaffiliated company in rehabilitation who chose to transfer their funds to GAFRI. Excluding the $100 million, GAFRI's premiums in the first nine months of 2006 were 55% higher than the same period in 2005, also due primarily to the higher fixed indexed-annuity sales as well as increased 403(b) annuity sales.

Craig Lindner commented, "Although the interest rate environment has been a challenge in our annuity business, the discipline with which we manage our business continues to produce positive results for us. We are on pace to achieve record levels of premiums. We expect to continue to introduce new products over the coming year in order to address the needs of our distribution partners and their customers. Our recent acquisitions continue to meet or exceed our expectations. The integration of Ceres continues to proceed well and we are pleased with the performance of these operations. Ceres' third quarter earnings were incremental to the Company's overall results. We will continue to seek opportunities to utilize excess capital."

A reconciliation of this group's "core net operating earnings", a non-GAAP measure, to net income as well as further details may also be found in the earnings release issued today by Great American Financial Resources, Inc. (NYSE:GFR). AFG owns 81% of GFR common stock and a proportional share of its earnings is included in AFG's results.

About American Financial Group, Inc.

Through the operations of the Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of retirement annuities and supplemental insurance products.

Page Five

Forward Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company's expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes and improved loss experience.

Actual results could differ materially from those expected by AFG depending on certain factors including but not limited to: the unpredictability of possible future litigation if certain settlements do not become effective, changes in economic conditions including interest rates, performance of securities markets, the availability of capital, regulatory actions and changes in the legal environment affecting AFG or its customers, tax law changes, levels of natural catastrophes, terrorist activities, including any nuclear, biological, chemical or radiological events, incidents of war and other major losses, development of insurance loss reserves and other reserves, particularly with respect to amounts associated with asbestos and environmental claims, availability of reinsurance and ability of reinsurers to pay their obligations, trends in persistency, mortality and morbidity, competitive pressures, including the ability to obtain adequate rates, and changes in debt and claims paying ratings.

Conference Call

The company will hold a conference call to discuss 2006 third quarter results at 11:30 a.m. (EST) tomorrow, Tuesday, November 7, 2006. Toll-free telephone access will be available by dialing 1-800-901-5226 (international dial in 617-786-4513). Please dial in five to ten minutes prior to the scheduled start time of the call. A replay of the call will also be available at approximately 1:30 p.m. (EST) on November 7, 2006 until 11:59 p.m. on November 14, 2006. To listen to the replay, dial 1-888-286-8010 (international dial in 617-801-6888) and provide the confirmation code 46474092. The conference call will also be broadcast over the Internet. To listen to the call via the Internet, go to AFG's website, www.afginc.com, and follow the instructions at the Webcast link within the Investor Relations section.
Contact:	Anne N. Watson	Web Sites:	www.afginc.com
	Vice President-Investor Relations		www.GreatAmericanInsurance.com
(513) 579-6652

-o0o-

(Financial summaries follow)

This earnings release and additional Financial Supplements are available in the Investor Relations section of AFG's web site: www.afginc.com.

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS

(In Millions, Except Per Share Data)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Revenues
P&C insurance premiums	$ 730.9	$ 651.4	$1,925.0	$1,775.8
Life, accident & health premiums	91.7	91.9	249.3	276.3
Investment income	233.1	214.0	698.5	640.7
Realized investment gains (losses)	(2.4)	10.7	19.9(e)	27.3
Other income	83.2	107.9	234.9	265.9
	1,136.5	1,075.9	3,127.6	2,986.0
Costs and expenses(f)
P&C insurance losses & expenses(g)	650.1	785.7	1,702.5	1,809.2
Annuity, life, accident & health benefits & expenses	195.7	185.7	560.5	557.4
Interest & other financing expenses	18.3	20.0	53.9	59.6
Other expenses	115.1	112.8	337.0	335.4
	979.2	1,104.2	2,653.9	2,761.6
Operating earnings (loss) before income taxes	157.3	(28.3)	473.7	224.4
Provision (credit) for income taxes	56.5	(6.5)	157.8	82.8

Net operating earnings (loss)	100.8	(21.8)	315.9	141.6
Minority interest expense	(6.7)	(6.8)	(21.7)	(21.5)
Investee losses, net of tax	(.6)	(.1)	(1.6)	(4.9)
Earnings (loss) from continuing operations	93.5	(28.7)	292.6	115.2
Discontinued operations(h)	-	2.3	25.3	2.9

Net earnings (loss)	$ 93.5	$ (26.4)	$ 317.9	$ 118.1

Diluted Earnings (Loss) per Common Share	$ 1.16	$ (.34)	$ 3.96	$ 1.51

Average number of Diluted Shares	80.4	78.7	80.0	78.3

	Sept 30,	Dec 31,
Selected Balance Sheet Data:	2006	2005
Total Cash and Investments	$17,305	$16,224
Long-term Debt, Including
Payable to Subsidiary Trusts	$ 924	$ 1,000
Shareholders' Equity	$ 2,760	$ 2,458
Shareholders' Equity (Excluding unrealized gains (losses) on fixed maturities)	$ 2,791	$ 2,442
Book Value Per Share	$ 34.89	$ 31.48
Book Value Per Share (Excluding unrealized gains (losses) on fixed maturities)	$ 35.28	$ 31.28
Common Shares Outstanding	79.1	78.1

Footnotes are contained in the accompanying Notes to Financial Schedules.

AMERICAN FINANCIAL GROUP, INC.

P&C SPECIALTY GROUP UNDERWRITING RESULTS

(In Millions)

	Three months ended September 30,		Pct. Change	Nine months ended September 30,		Pct. Change
	2006	2005		2006	2005

Gross written premiums	$1,221	$1,080	13%	$3,095	$2,826	10%

Net written premiums	$ 769	$ 692	11%	$2,064	$1,900	9%

Ratios (GAAP):
Loss & LAE ratio	58.0%	65.4%		58.7%	63.8%
Expense ratio	30.6%	27.8%		29.3%	27.9%
Policyholder dividend ratio	.1%	.1%		.1%	.1%

Combined Ratio	88.7%	93.3%		88.1%	91.8%

Supplemental:
Gross Written Premiums:
Property & Transportation	$ 638	$ 497	28%	$1,356	$1,087	25%
Specialty Casualty	371	360	3%	1,113	1,081	3%
Specialty Financial	142	133	7%	396	368	8%
California Workers' Compensation	70	94	(25%)	230	290	(21%)
Other	-	(4)	-	-	-	-
	$1,221	$1,080	13%	$3,095	$2,826	10%

Net Written Premiums:
Property & Transportation	$ 332	$ 291	14%	$ 831	$ 729	14%
Specialty Casualty	238	192	24%	646	567	14%
Specialty Financial	116	108	7%	313	295	6%
California Workers' Compensation	66	85	(22%)	217	261	(17%)
Other	17	16	7%	57	48	18%
	$ 769	$ 692	11%	$2,064	$1,900	9%

Combined Ratio (GAAP):
Property & Transportation	87.4%	98.1%		84.7%	88.7%
Specialty Casualty	78.7%	89.4%		85.3%	93.9%
Specialty Financial	121.8%	110.1%		107.5%	107.8%
California Workers' Compensation	63.6%	66.7%		75.7%	75.5%

Aggregate Specialty Group	88.7%	93.3%		88.1%	91.8%

Supplemental Notes:

  Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages. The combined ratio for the 2005 three and nine month periods includes 10.8 points and 4.6 points, respectively, for the effect of hurricane losses.
  Specialty Casualty includes primarily excess and surplus, general liability, executive and professional liability and customized programs for small to mid-sized businesses.
  Specialty Financial includes risk management insurance programs for lending and leasing institutions, surety and fidelity products and trade credit insurance. The combined ratio for the 2005 three and nine month periods includes 7.1 points and 2.4 points, respectively, for the effect of hurricane losses.
  California Workers' Compensation consists of a subsidiary that writes workers' compensation insurance primarily in the state of California.
  Other includes primarily an internal reinsurance facility.

AMERICAN FINANCIAL GROUP, INC.

Notes To Financial Schedules

GAAP to Non GAAP Reconciliation:

  Includes 2005 3rd quarter losses from hurricanes of $26.0 million ($.33 per share).

  Reflects after-tax gains from the 2006 2nd quarter sale of Chatham Bars Inn in Cape Cod that has been reported as discontinued operations and the 2005 3rd quarter sale of coal properties.

  Includes a $15.3 million ($.19 per share) after-tax gain on the sale of the company's investment in the Cincinnati Reds.

  Primarily includes results of discontinued operations, including disposed hotel properties, losses from non-insurance investees and retirement of debt.

  Summary Of Earnings:

  Includes a $23.6 million pre-tax gain on the sale of the company's investment in the Cincinnati Reds.

  For the 2006 three and nine month periods, includes $2.6 million and $7.4 million, respectively, for the expensing of employee stock options which began in 2006.

  Includes a $179.3 million pre-tax charge for strengthening the A&E reserves within AFG's run-off operations in the 2005 third quarter.

  Includes an after-tax gain of $25.8 million from the sale of Chatham Bars Inn in Cape Cod in the 2006 second quarter.